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                                                                     EXHIBIT 4.1


                                                                  EXECUTION COPY


EXECUTION COPY

                               TELECORP PCS, INC.


                                  $171,274,000

                 11% Senior Subordinated Discount Notes due 2011

                               FIRST AMENDMENT TO

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

                                  June 4, 2001

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974

Ladies and Gentlemen:

     TeleCorp PCS, Inc. (formerly known as TeleCorp-Tritel Holding Company), a Delaware corporation (the "Company"), and you (the "Purchaser"), currently the holder of all of the Securities (as defined herein), are parties to (a) that certain Securities Purchase Agreement dated as of April 3, 2001 (the "Purchase Agreement"), pursuant to which you purchased from the Company on April 6, 2001 $171,274,000 aggregate principal amount at maturity of the Company's 11% Senior Subordinated Discount Notes due April 15, 2011 (the "Securities") and (b) that certain Exchange and Registration Rights Agreement dated as of April 6, 2001 (the "Registration Rights Agreement"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Rights Agreement.

     In accordance with Section 10(a) thereof, the Company and the Purchaser hereby amend the Registration Rights Agreement as follows:

     1. The first paragraph of Section 1 of the Registration Rights Agreement, captioned "Registered Exchange Offer," shall be amended and restated to read in its entirety as follows:


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         "1. Registered Exchange Offer. The Company shall (i)(A) prepare and (B)
not later than 60 days (or, if the Issue Date (as defined herein) shall fall in January 2002, such number of days, not less than 60, as shall equal the number of days between the Issue Date and the third business day following the day on which the Company files with the Commission its Annual Report on Form 10-K with respect to its preceding fiscal year) following the date on which the Purchaser gives written notice to the Company to commence a registration pursuant to the Securities Act as contemplated by this Agreement (the date on which such notice is given, the "Issue Date"), file with the Commission a registration statement (the "Exchange Offer Registration Statement") on an appropriate form under the Securities Act with respect to a proposed offer to the Holders of the Securities (the "Registered Exchange Offer") who are not prohibited by applicable law or interpretations thereof by the Commission's staff from participating in the Registered Exchange Offer to issue and deliver to such Holders, in exchange for the Securities, a like aggregate principal amount of debt securities of the Company (the "Exchange Securities") that are identical in all material respects to the Securities, except for the transfer restrictions and registration rights relating to the Securities, (ii) use its commercially reasonable efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act no later than 180 days after the Issue Date and the Registered Exchange Offer to be consummated no later than 210 days after the Issue Date and
(iii) keep the Exchange Offer Registration Statement effective for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the Registered Exchange Offer is mailed to the Holders (such period being called the "Exchange Offer Registration Period"); provided that the Company may elect to close the Registered Exchange Offer 30 days after the commencement thereof (unless otherwise required by applicable law), so long as the Company has accepted all Securities validly tendered in accordance with the terms of the Registered Exchange Offer. Notwithstanding the preceding sentence, the Issue Date must occur on or prior to October 9, 2002 , the 180th day preceding the second anniversary of the date on which the Securities were originally issued. The Exchange Securities will be issued under the Indenture or an indenture (the "Exchange Securities Indenture") between the Company and the Trustee or such other bank or trust company that is reasonably satisfactory to the Purchasers, as trustee (the "Exchange Securities Trustee"), such indenture to be identical in all material respects to the Indenture, except for the transfer restrictions and registration rights relating to the Securities (as described above)."

         2. The last clause of the third to last paragraph of Section 1 of the Registration Rights Agreement shall be amended and restated to read in its entirety as follows: "from April 6, 2001."

         3. The parenthetical in the second and third lines of subsection (a) of
Section 2 of the Registration Rights Agreement, captioned "Shelf Registration," shall be amended and restated to read in its entirety as follows: "(but in no event more than 60 days after so required or requested pursuant to this Section 2, subject to the parenthetical in the first sentence of Section 1 hereof)".

         4. The first sentence of subsection (b) of Section 2 of the Registration Rights Agreement, captioned "Shelf Registration," shall be amended and restated to read in its entirety as follows:

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         "(b) the Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be used by Holders of Transfer Restricted Securities for a period ending on the earlier of (i) April 6, 2003 or such earlier date when all the Transfer Restricted Securities covered by the Shelf Registration Statement have been sold pursuant thereto and (ii) the date on which the Securities become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act (in any such case, such period being called the "Shelf Registration Period")."

         5. Subsection (a)(i) of Section 3 of the Registration Rights Agreement, captioned "Liquidated Damages," is hereby amended and restated in its entirety to read as follows: "(i) the applicable Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date (subject to the parenthetical in the first sentence of Section 1 hereof),".

         6. The parenthetical in subsection (a)(ii), and the first parenthetical in subsection (a)(iv), of Section 3 of the Registration Rights Agreement, captioned "Liquidated Damages," are hereby amended and restated to read, each in its entirety as follows: "(or in the case of a Shelf Registration Statement required to be filed in response to a change in applicable law or interpretations thereof by the Commission's staff, if later, within 60 days after publication of the change in law or interpretation, subject to the parenthetical in the first sentence of Section 1 hereof)".

         7. Except as amended hereby, the Registration Rights Agreement shall remain in full force and effect in accordance with its original terms.

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         Please confirm that the foregoing correctly sets forth the agreement between the Company and the Purchaser.




                                       Very truly yours,



                                       TELECORP PCS, INC.



                                       By: /s/ Thomas H. Sullivan
                                           ---------------------------
                                       Name:  Thomas H. Sullivan
                                       Title: Executive Vice President
                                              and Chief Financial Officer

Accepted:
LUCENT TECHNOLOGIES INC.



By: /s/James Lewis
   -----------------------------------
    Name:  James Lewis
    Title:  Director Customer Finance


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